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EXHIBIT 99.1


                       Paul Broyer, Candela Corporation, 508-358-7637, ext. 435



                 CANDELA CORPORATION ACQUIRES APPLIED OPTRONICS,
                      A LASER DIODE COMPONENT MANUFACTURER


WAYLAND, MA, January 8, 2003 -- Candela Corporation (NASDQ: CLZR) announced today it has acquired substantially all of the assets of Applied Optronics, the diode division of Schwartz Electro-Optics, Inc. Candela said it paid approximately $1.2 million in cash for the acquired assets.

Applied Optronics is a leading manufacturer of high-powered, pulsed and continuous wave lasers, and is a component supplier to the OEM market that serves a variety of industries including the military, medical, industrial, research and robotics fields. Applied Optronics is the lead supplier of the diodes for Candela's SMOOTHBEAM(TM) diode laser system.

Commenting on the acquisition, Candela President and CEO, Gerard E. Puorro said:
"This acquisition secures a steady source for diodes for our SMOOTHBEAM, and strengthens our research and development capabilities in diode technology. This is a tactical investment in our multi-application SMOOTHBEAM diode laser system, which is cleared for the treatment of periorbital wrinkles and, more recently, for the treatment of acne. The Smoothbeam is also pending FDA clearance for the treatment of acne scars. Candela is committed to developing faster, smaller, more affordable devices. The combination of diode technology, coupled with our seasoned internal research and development team, allows us to continue being a leader in innovative technology."

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ABOUT CANDELA: Candela Corporation develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 60 countries from offices in the United States, Europe, Japan and Asia. Candela established the aesthetic laser market 12 years ago, and currently has an installed base of over 5,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer, M/F/H/V. Visit Candela on the Web at http://www.candelalaser.com.

SAFE HARBOR STATEMENT: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela's current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Candela's actual results could differ materially from those anticipated in Candela's forward-looking statements based on various factors, including without limitation: the inability to successfully integrate the Applied Optronics business into its existing business, cancellation or deferral of customer orders, total dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, or changes in economic conditions. Further information on factors that could affect Candela's performance is included in Candela's periodic reports filed with the SEC, including but not limited to, Candela's Annual Report on Form 10-K for the year ended June 29, 2002, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela's expectations or any change in events, conditions or circumstance on which any such statement is based.


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